                                                                     EXHIBIT 5.1

                                December 13, 2005


Lionbridge Technologies, Inc.
1050 Winter Street
Waltham, MA  02451

Ladies and Gentlemen:

         This opinion is delivered to you in our capacity as counsel to Lionbridge Technologies, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (File No. 333-129933) (as amended or supplemented, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 10,810,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), listed in the Registration Statement which includes 9,400,000 shares of Common Stock sold by the primary selling stockholder (the "Primary Selling Stockholder Shares"), and (i) up to 55,000 shares of Common Stock to be sold by the other selling stockholder (the "Management Shares," and together with the Primary Selling Stockholder Shares, the "Selling Stockholder Shares") and (ii) up to 1,355,000 shares of Common Stock to be newly issued and sold by the Company (the "Company Shares," and together with the Selling Stockholder Shares, the "Shares"), the Management Shares and the Company Shares being purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the other selling stockholder and the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement by and among the Company, the selling stockholders and the underwriters named therein (the "Underwriting Agreement").

         We have reviewed such documents and made such investigation of law as we deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on representations in certificates and other inquiries of officers or representatives of the Company.

         The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and Delaware General Corporation Law and reported judicial decisions interpreting those provisions).

         Based on the foregoing, we are of the opinion that the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable under the Delaware General

Lionbridge Technologies, Inc.
December 13, 2005
Page Two

Corporation Law. The Company Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable under the Delaware General Corporation Law.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations thereunder.

         This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                          Very truly yours,

                                          /s/ Goodwin Procter LLP

                                          GOODWIN PROCTER LLP